UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 17, 2008
Date of Report

April 15, 2008
(Date of Earliest Event Reported)

AMERIWEST ENERGY CORP.

(Exact name of Registrant as Specified in its Charter)

123 West 1st Ave., Suite 215,
Casper, WY 82601
(Address of Principal Executive Offices)

Tel: (307) 266-4409
(Registrant's Telephone Number)

Nevada	333-122449	98-0359930
------	---------	---------
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 15, 2008 (the “Effective Date”), Ameriwest Energy Corp. (the “Company”) entered into an Exclusive Option to Purchase (the “Agreement”) with Alpha Development Corporation and JK Minerals, Inc. (collectively, “Sellers”).

Under the terms of the Agreement, Sellers agreed to grant the Company an exclusive option (the “Option”) to purchase certain assets pertaining to the Cole Creek Unit and adjacent leases located in Natrona and Converse Counties, Wyoming (“Cole Creek”), including: (i) wells, well bores, casing, leases, contracts, hydrocarbon substances produced after the Closing Date (as defined below), records, books, documents, licenses, reports and data, tangible depreciable property and assets such as pumping units and all equipment used in the production of hydrocarbon substances at Cole Creek, and (ii) a Working Interest of about 35% at the Net Revenue Interest that exists as of April 15, 2008 in all leases and wells in all formations that are below the base of the Shannon Formation, and Seller’s Working Interest in all depths and formations from the surface to the base of the Shannon Formation (which was approximately 68% Working Interest at 77% Net Revenue Interest when Sellers previously purchased that interest) (collectively, the “Assets”), for the aggregate purchase price of $10,000,000 (the “Purchase Price”). The Assets will not include any corresponding liabilities of Sellers.

In consideration for the Option, the Company agreed to pay an Option Fee of $400,000 payable in two $200,000 installment payments. The first installment payment was due on April 15, 2008 and the second installment payment is due on June 16, 2008. The closing of the transaction shall occur no later than August 18, 2008 (the “Closing Date”), however, the Company may extend the Closing Date until September 17, 2008 (the “Extension Date”), provided the Company makes a third option payment in the amount of $200,000 to Sellers by August 18, 2008. There are no further extensions or option time unless the Company establishes good cause for an extension, in which case the parties agree to negotiate in good faith to reach an agreement.

In the event the Purchase Price is not paid fully and promptly by the Closing Date or by the Extension Date, if applicable, the Agreement will terminate immediately. The Company may terminate the Agreement at any time, but must pay Sellers the second installment payment of $200,000 regardless of whether termination occurs prior to June 16, 2008, unless Sellers are in breach of the Agreement.

The Agreement allows for standard due diligence by the Company during the foregoing option periods. Additionally, the Agreement grants Sellers the right, prior to the Closing Date, to negotiate and enter into binding agreements with Slawson Exploration, operator of formations below the Shannon, and the Company agrees to take the Assets subject to agreements negotiated by Sellers, if any. The Agreement further contains customary representations, warranties and covenants by both parties.

For more information, see the Exclusive Option to Purchase attached hereto as Exhibit 10.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	10.1	Exclusive Option to Purchase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By: /s/ Walter Merschat
  Walter Merschat, Chief Executive Officer

Dated: April 17, 2008